Exhibit 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie.reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES ANNOUNCES THE APPOINTMENT OF
RICHARD LIEB TO ITS BOARD OF DIRECTORS
CBL Adds Experienced Investment Banking Professional to Board

CHATTANOOGA, Tenn. (February 11, 2016) - CBL & Associates Properties, Inc. (NYSE: CBL) today announced the appointment of Richard Lieb, Managing Director of Greenhill & Co., LLC, to its Board of Directors.

Mr. Lieb joined Greenhill, a publicly traded independent investment banking firm, in 2005. Currently, he heads Greenhill’s Real Estate, Gaming and Lodging Group. Prior to joining Greenhill he spent more than 20 years with Goldman Sachs & Co., where he headed its Real Estate Investment Banking Department from 2000-2005. Mr. Lieb has over 30 years of experience in the real estate investment banking industry.

In addition to his investment banking experience, Mr. Lieb has also held numerous management roles at Greenhill, including CFO from 2008-2012, where he had significant interaction with the firm’s auditors, equity research analysts and institutional investors. Mr. Lieb was a member of the firm’s Management Committee from 2008-2015. He also served at various times as head of the firm’s Restructuring business and as head of North American Corporate Advisory.

“Richard is well-known and well-respected as a top professional in real estate investment banking and we are pleased to welcome him to the CBL Board,” said Charles B. Lebovitz, chairman of the Board of CBL & Associates Properties, Inc. “As a leading advisor to the real estate industry and as CFO of a public company, Richard’s experience with the investment community and the public markets will bring valuable insight and a unique perspective to our well-rounded Board. We are confident that CBL will benefit from the addition of Richard to the Board as we work to enhance shareholder value.”

Mr. Lieb is 56 years old. He received his MBA from Harvard Business School in 1985 and his BA from Wesleyan University in 1981, where he was elected to the Phi Beta Kappa Society.

Mr. Lieb served on the Wesleyan University Career Advisory Council from 2008-2012 and is currently an active member of the George Eastman Circle at the University of Rochester. He is also an active member of the American Jewish Committee (AJC), where his wife serves on the National Board of Governors.

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CBL Announces Addition of Richard Lieb to Board of Directors

February 11, 2016

About CBL & Associates Properties, Inc.
Headquartered in Chattanooga, TN, CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 147 properties, including 91 regional malls/open-air centers. The properties are located in 30 states and total 84.7 million square feet including 7.0 million square feet of non-owned shopping centers managed for third parties. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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